                                   EXHIBIT 99a
                                                          The Dexter Corporation

Condensed Statement of Income

- --------------------------------------------------------------------------------------------
In thousands of dollars             THREE MONTHS ENDED JUNE 30      SIX MONTHS ENDED JUNE 30
                                    --------------------------      ------------------------
(except per share amounts)           1995       1994   CHANGE       1995       1994   CHANGE
- --------------------------------------------------------------------------------------------
Revenues
Net sales                          $282,991   $247,106   +15%     $549,784   $480,623   +14%
Other income                          2,899      3,368   -14%        5,938      6,220   - 5%
                                   --------   --------            --------   --------
                                    285,890    250,474   +14%      555,722    486,843   +14%

Expenses
Cost of sales                       193,100    165,396   +17%      374,229    320,742   +17%
Marketing and administrative         51,719     47,093   +10%      102,137     93,174   +10%
Research and development             12,825     11,893   + 8%       25,355     23,508   + 8%
Interest                              5,196      5,126   + 1%       10,359     10,204   + 2%
                                   --------   --------            --------   --------
Income before Taxes                  23,050     20,966   +10%       43,642     39,215   +11%
Income taxes                          8,298      7,547   +10%       15,711     14,117   +11%
                                   --------   --------            --------   --------
Income before Minority Interests     14,752     13,419   +10%       27,931     25,098   +11%
Minority interests                    2,794      2,435   +15%        5,511      4,816   +14%
                                   --------   --------            --------   --------
Net Income                         $ 11,958   $ 10,984   + 9%     $ 22,420   $ 20,282   +11%
                                   ========   ========            ========   ========

Net Income per Share               $    .49   $    .45   + 9%     $    .92   $    .83   +11%
                                   ========   ========            ========   ========

Dividends Declared per Share       $    .22   $    .22            $    .44   $    .44

Average Shares Outstanding (000)     24,376     24,345              24,364     24,343

- -------------------------------------------------------------------------------------------



See accompanying notes to the consolidated financial statements.

                                   Exhibit 99b

                                                          The Dexter Corporation
Condensed Statement of Financial Position

- -----------------------------------------------------------------------------------
In thousands of dollars                      JUNE 30      DECEMBER 31        June 30
                                          -----------------------------------------
(except per share amounts)                      1995            1994           1994
- -----------------------------------------------------------------------------------
ASSETS
Cash and short-term securities            $   49,491      $   55,012     $   43,506
Accounts receivable, net                     202,565         168,957        173,638
Inventories
    Materials and supplies                    64,165          58,967         60,825
    In process and finished                  115,935         106,703        100,862
    LIFO reserve                             (23,632)        (22,828)       (21,415)
                                          ----------      ----------     ----------
                                             156,468         142,842        140,272
Prepaid and deferred expenses                 30,134          25,842         34,174
                                          ----------      ----------     ----------
    Total current assets                     438,658         392,653        391,590

Property, plant and equipment,
    at cost, net                             328,935         328,935        319,748
Excess of cost over net assets of
    businesses acquired                       75,652          74,034         73,979
Other assets                                  84,982          84,987         86,862
                                          ----------      ----------     ----------
                                          $  928,227      $  880,609     $  872,179
                                          ==========      ==========     ==========


LIABILITIES & SHAREHOLDERS' EQUITY
Short-term debt                           $    4,788      $    3,806     $    4,346
Current installments of long-term debt         9,307           4,071          4,045
Accounts payable                              91,989          82,851         76,096
Accrued liabilities and taxes                 88,237          84,884         90,412
Current environmental reserves                 1,494           2,660          2,779
Dividends payable                              5,363           5,357          5,356
                                          ----------      ----------     ----------
    Total current liabilities                201,178         183,629        183,034

Long-term debt                               222,273         225,402        228,555
Deferred items                                48,642          47,838         51,106
Long-term environmental reserves              17,932          17,632         18,416
Minority interests                            69,268          62,475         57,734

Shareholders' equity
    Common stock and paid-in capital          34,150          34,530         34,441
    Retained earnings                        340,101         328,401        321,498
    Currency translation effects               4,585          (7,364)       (10,589)
    Treasury stock                            (9,902)        (11,934)       (12,016)
                                          ----------      ----------     ----------
        Total shareholders' equity           368,934         343,633        333,334
                                          ----------      ----------     ----------
                                          $  928,227      $  880,609     $  872,179
                                          ==========      ==========     ==========

EQUITY PER SHARE                              $15.13          $14.11         $13.69

 ------------------------------------------------------------------------------

See accompanying notes to the consolidated financial statements.

                                   Exhibit 99c

                                                          The Dexter Corporation

Condensed Statement of Cash Flows

- --------------------------------------------------------------------------------------
                                                           SIX MONTHS ENDED JUNE 30
                                                    ----------------------------------
In thousands of dollars                                    1995                   1994
- --------------------------------------------------------------------------------------
OPERATIONS
Net income                                          $    22,420             $   20,282
  Noncash items
    Depreciation and amortization                        22,568                 20,784
    Income taxes not due                                  4,721                  8,537
    Minority interests                                    5,511                  4,816
    LIFO inventory charge                                   804                    818
    Equity in net income of affiliates                   (1,286)                (1,867)
    Other                                                  (135)                 1,199
Operating working capital increase                      (39,005)               (26,253)
                                                    -----------             ----------
                                                         15,598                 28,316
                                                    -----------             ----------
INVESTMENTS
Property, plant and equipment                           (14,473)               (21,463)
Acquisitions                                                                    (7,980)
Joint ventures                                           (2,156)                   547
Notes receivable                                          3,000
Proceeds from exercise of LTI stock options                 862                    184
Other                                                     1,714                 (1,434)
                                                    -----------             ----------
                                                        (11,053)               (30,146)
                                                    -----------             ----------
FINANCING
Long-term debt                                             (650)                  (668)
Short-term debt, net                                        982                  4,273
Dividends paid                                          (10,714)               (10,709)
LTI dividends paid to minority interest shareholders       (683)                  (679)
Other                                                      (231)                  (389)
                                                    -----------             ----------
                                                        (11,296)                (8,172)
                                                    -----------             ----------
DECREASE IN CASH AND SHORT-TERM SECURITIES          $    (6,751)            $  (10,002)
                                                    ===========             ==========

RECONCILIATION OF DECREASE IN CASH AND
   SHORT-TERM SECURITIES
Cash and short-term securities at
  beginning of period                               $    55,012             $   52,746
Cash and short-term securities at
  end of period                                          49,491                 43,506
                                                    -----------             ----------
Decrease in cash and short-term securities
  per Statement of Financial Position                    (5,521)                (9,240)
Currency translation effects                             (1,230)                  (762)
                                                    -----------             ----------
                                                    $    (6,751)            $  (10,002)
                                                    ===========             ==========

INTEREST PAID                                       $    10,357             $   10,178
                                                    ===========             ==========
TAXES PAID                                          $    10,990             $    5,580
                                                    ===========             ==========

- --------------------------------------------------------------------------------
See accompanying notes to the consolidated financial statements.

                                  Exhibit 99d
                                                          The Dexter Corporation
Net Sales by Market

- -------------------------------------------------------------------------------------------------------------------------------
                                               THREE MONTHS ENDED JUNE 30                       SIX MONTHS ENDED JUNE 30
                                       ------------------------------------------      ----------------------------------------
In thousands of dollars                      1995           1994          CHANGE             1995           1994      CHANGE
- -------------------------------------------------------------------------------------------------------------------------------
  Aerospace                              $ 11,403       $ 11,972              -5%        $ 23,307       $ 23,572            -1%


  Automotive (1)                           15,630         15,284              +2%          32,583         28,659           +14%


  Electronics                              48,148         38,374              +25%         93,179         78,503           +19%


  Food Packaging                           74,958         64,919              +15%        144,824        122,768           +18%


  Medical                                  94,318         81,693              +15%        181,588        157,644           +15%


  Other                                    38,534         34,864              +11%         74,303         69,477            +7%
                                         --------       --------               --        --------       --------            --

  Consolidated                           $282,991       $247,106              +15%       $549,784       $480,623           +14%
                                         ========       ========               ==        ========       ========            ==


(1) Excludes unconsolidated joint venture D & S Plastics International, which had second quarter sales of $20.7 million in 1995 and $21.8 million in 1994. For the six-month period, D & S Plastics International had unconsolidated sales of $43.7 million in 1995 and $41.4 million in 1994.

                                   Exhibit 99e

                             The Dexter Corporation
                   Notes to Consolidated Financial Statements

Note 1 - In the opinion of company's management, the unaudited financial statements reflect adjustments of a normal recurring nature which are necessary to present a fair statement of the results for the interim periods. The notes to the consolidated financial statements including management's discussion in Part 1, Item 2 of this Form 10-Q are incorporated as part of these consolidated financial statements. The year-end condensed balance sheet data was derived from audited financial statements.

Note 2 - Net income per share figures in the consolidated Condensed Statement of Income are based on the weighted average number of shares outstanding as indicated for each period. No effect has been given to stock options or restricted stock awards outstanding as no dilutive effect would result from the inclusion of these items.

Note 3 - The following are included as components of Common Stock and Paid-in Capital.


COMMON STOCK & PAID-IN CAPITAL     JUNE 30,       DECEMBER 31,      JUNE 30,
(In thousands of dollars)            1995            1994            1994
- ------------------------------     --------       ------------     ---------
Common stock                       $ 24,984        $ 24,984        $ 24,984
Paid-in capital                      12,251          11,979          12,186
Unrealized losses on
  investments (SFAS No. 115)           (549)         (1,468)         (1,243)
Unearned compensation on
  restricted stock                   (2,536)           (965)         (1,486)
                                   --------        --------        --------
                                   $ 34,150        $ 34,530        $ 34,441
                                   ========        ========        ========

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of The Dexter Corporation

We have reviewed the accompanying condensed statement of financial position of The Dexter Corporation as of June 30, 1995 and 1994, and the related condensed statement of income for the three and six-month periods ended June 30, 1995 and 1994 and the condensed statement of cash flows for the six-month periods ended June 30, 1995 and 1994. These financial statements are the responsibility of the company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated statement of financial position as of December 31, 1994, and the related consolidated statements of income, cash flows, and changes in shareholders' equity for the year then ended (not presented herein); and in our report dated February 2, 1995, we expressed an opinion which included an explanatory paragraph regarding the adoption of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed statement of financial position as of December 31, 1994, is fairly stated, in all material respects, in relation to the consolidated statement of financial position from which it has been derived.

/s/ COOPERS & LYBRAND L.L.P.
- ----------------------------
Coopers & Lybrand L.L.P.

Springfield, Massachusetts
July 14, 1995